Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement (No. 333-46768) on Form S-8 of EDEN Bioscience Corporation of our report dated February 7, 2003, relating to the consolidated balance sheet of EDEN Bioscience Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of EDEN Bioscience Corporation.

/s/ KPMG LLP

Seattle, Washington
March 25, 2003